EXHIBIT 99.1

CASMED Reports Second-Quarter 2017 Financial Results

Revises Full-year Financial Guidance

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Aug. 08, 2017 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in non-invasive cerebral oximetry technology, today reported financial results for the three and six months ended June 30, 2017.

Net sales from continuing operations for the second quarter of 2017 were $4.6 million, unchanged from the second quarter of 2016.  The Company incurred a net loss applicable to common stockholders for the second quarter of 2017 of $2.5 million, or $0.09 per share, compared with a net loss applicable to common stockholders for the second quarter of 2016 of $2.1 million, or $0.08 per share.

In July 2017 the Company sold its non-invasive blood pressure monitoring (OEM) product line and has reclassified those results to discontinued operations for the second quarter and six months ended June 30, 2017 and 2016.

Highlights of the second quarter of 2017 include the following (all comparisons are with the second quarter of 2016):

  Worldwide FORE-SIGHT® disposable sensor sales increased 2% and represented 90% of total sales.
  Net 49 FORE-SIGHT cerebral oximeters were shipped worldwide.
  Net cumulative FORE-SIGHT cerebral oximeters shipped worldwide as of June 30, 2017 increased 18% to 2,206, and the U.S. installed base of monitors increased 17% to 1,190.
  In July 2017 the Company sold its OEM product line for $4.5 million in cash, a payment for inventory following a short transition period and an earn-out of up to $2 million.
  As of June 30, 2017 CASMED had cash, cash equivalents and borrowings available under its line-of-credit of $4.8 million.  Had the Company closed on the sale of the OEM product line on June 30, 2017, the Company’s pro-forma cash balance and available borrowings would have been approximately $9.2 million.

Management Commentary

“Several years ago we made the strategic decision to focus CASMED on our high-margin FORE-SIGHT product line to capitalize on the expanding market for cerebral oximetry, and since then we have been selling our lower-margin, non-core legacy assets.  With the recent sale of our OEM product line, we divested the last of our non-core assets.  We can now direct full attention to our FORE-SIGHT tissue oximetry products while using the proceeds from this most recent transaction to support our growth initiatives,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.

“Consistent with that FORE-SIGHT focus, among our highest priorities over the past 18 months has been the upgrade and expansion of our U.S. sales organization.  We have hired eight new sales representatives since the beginning of this year, adding to the six reps hired in 2016 and resulting in 18 sales territories now fully staffed.  Although it requires time for these new hires to gain tenure and build business, we are pleased with the overall performance of our sales organization and are encouraged by their expanding pipeline of new business opportunities.

“However, for the quarter, U.S. oximetry sales to new customers were offset by a few customer losses.  As a result, U.S. FORE-SIGHT revenue declined by 3% from the prior year, including a 2% decline in sensor revenue.

“Given the superior clinical performance of our product, our customer’s decision to purchase FORE-SIGHT is almost exclusively clinician-driven.  Some competitors have responded to this success by negotiating contracts at the administrative level of group purchasing organizations (GPOs) or integrated delivery networks (IDNs), causing us some recent customer turnover.  While we have been successful in keeping the vast majority of the affected business and are working hard to regain lost accounts where we can, we have placed a greater sales force emphasis on maintaining accounts while also working to expand our customer base and build their pipelines. Given these factors, we are revising our outlook for our FORE-SIGHT business.”

CASMED revises its financial outlook for 2017 compared with 2016, and now expects the following:

  Total FORE-SIGHT oximetry sales to be flat to down slightly;
  Total FORE-SIGHT sensor sales to increase in the low single-digit percentages;
  U.S. FORE-SIGHT sensor sales to increase in the low single-digit percentages; and
  U.S. net monitor installed base to increase in the low double-digit percentages.

Second-Quarter Financial Results

Net sales from continuing operations for the second quarters of 2017 and 2016 were unchanged at $4.6 million for both periods.  Total FORE-SIGHT oximetry sales for the second quarter of 2017 were $4.4 million, down 2% compared with $4.5 million for the second quarter of 2016.  Total FORE-SIGHT sensor sales for the second quarter of 2017 were $4.1 million, up 2% compared with $4.0 million for the second quarter of 2016.  U.S. FORE-SIGHT oximetry product sales were $3.7 million for the second quarter of 2017, a 3% decline compared with $3.8 million in the prior-year period.  U.S. FORE-SIGHT sensor sales for the second quarter of 2017 were $3.5 million, down 2% compared with $3.5 million for the second quarter of 2016.

The loss from continuing operations for the second quarter of 2017 was $2.2 million, compared with the loss from continuing operations of $1.9 million for the second quarter of 2016.  Operating expenses for the second quarter of 2017 increased 1% to $4.4 million over the prior-year period, reflecting slight increases in both S,G&A expenses and R&D spending.  Gross profit margin for the second quarter of 2017 was 52.0%, compared with 55.9% for the prior-year period.

Six-Month Financial Results

Net sales from continuing operations for the first six months of 2017 and 2016 were unchanged at $9.1 million.  Total FORE-SIGHT oximetry sales for the first six months of 2017 were $8.7 million, essentially flat compared with $8.8 million for the first six months of 2016.  Total FORE-SIGHT sensor sales for the first six months of 2017 were $8.1 million, up 5% compared with $7.8 million for the first six months of 2016.  U.S. FORE-SIGHT oximetry product sales were $7.4 million for the first six months of 2017, up 1% compared with $7.3 million in the prior-year period.  U.S. FORE-SIGHT sensor sales for the first six months of 2017 were $7.0 million, up 3% compared with $6.8 million for the first six months of 2016.

The loss from continuing operations before income taxes for the first six months of 2017 was $4.4 million, compared with $4.1 million for the first six months of 2016.  Operating expenses for the first half of 2017 were $8.7 million, compared with $8.6 million for the first half of 2016, with the increase due to higher S,G&A expenses partially offset by lower R&D spending.  Gross profit margin for the first six months of 2016 was 53.3%, compared with 54.5% for the prior-year period.

Cash, cash equivalents and available borrowings under the line-of-credit were $4.8 million as of June 30, 2017.  Subsequent to the quarter close, in July 2017 the Company sold its OEM product line for $4.5 million in cash.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/.

A telephone replay will be available from 1:00 p.m. Eastern time on August 8, 2017, through 11:59 p.m. Eastern Time on August 22, 2017.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 62473177
  The replay will also be available at http://corporate.casmed.com/.

About CASMED® – Monitoring What's Vital

CASMED FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2016, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will,” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30,	December 31,
	2017	2016

Cash and cash equivalents	$4,100,197	$5,488,706
Accounts receivable	2,544,769	2,958,551
Inventories	1,113,766	1,373,864
Other current assets	504,545	879,365
Assets associated with discontinued operations	509,418	675,019
Total current assets	8,772,695	11,375,505

Property and equipment	8,195,851	8,743,813
Less accumulated depreciation	(5,779,025)	(6,183,388)
	2,416,826	2,560,425

Intangible and other assets, net	811,504	788,036
Total assets	$12,001,025	$14,723,966

Accounts payable	$687,196	$1,027,911
Accrued expenses	1,700,995	2,201,965
Notes payable	150,645	70,015
Note payable - line-of-credit	1,000,000	-
Current portion of long-term debt, less unamortized debt issuance costs	1,096,388	840,471
Liabilities associated with discontinued operations	86,942	177,990
Total current liabilities	4,722,166	4,318,352

Deferred gain on sale and leaseback of property	24,284	91,603
Long-term debt, less current portion, less unamortized debt issuance costs	6,459,481	6,580,851
Other long-term liabilities	320,000	320,000
Total liabilities	11,525,931	11,310,806

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	113,260	109,715
Additional paid-in capital	31,564,658	30,557,093
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(45,038,984)	(41,089,808)
Total stockholders' equity	475,094	3,413,160

Total liabilities & stockholders' equity	$12,001,025	$14,723,966

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Net sales from continuing operations	$4,572,032	$4,649,163	$9,115,410	$9,116,581

Cost of sales	2,193,832	2,051,855	4,255,093	4,144,697
Gross profit	2,378,200	2,597,308	4,860,317	4,971,884

Operating expenses:
Research and development	858,359	819,149	1,644,936	1,735,842
Selling, general and administrative	3,503,147	3,491,262	7,077,414	6,858,866
Total operating expenses	4,361,506	4,310,411	8,722,350	8,594,708

Operating loss	(1,983,306)	(1,713,103)	(3,862,033)	(3,622,824)

Interest expense	264,951	322,114	524,644	521,362
Other income	(121)	(2,000)	(263)	(6,873)
Loss from continuing operations before income taxes	(2,248,136)	(2,033,217)	(4,386,414)	(4,137,313)
Income tax benefit	(49,861)	(103,909)	(153,033)	(1,358,635)
Loss from continuing operations	(2,198,275)	(1,929,308)	(4,233,381)	(2,778,678)
Discontinued operations
Income from discontinued operations	142,460	296,883	437,238	939,720
Gain on sale of discontinued operations			-	2,942,095
Income tax expense	49,861	103,909	153,033	1,358,635
Income from discontinued operations	92,599	192,974	284,205	2,523,180
Net loss	(2,105,676)	(1,736,334)	(3,949,176)	(255,498)
Preferred stock dividend accretion	393,778	367,378	780,784	728,438
Net loss applicable to common stockholders	$(2,499,454)	$(2,103,712)	$(4,729,960)	$(983,936)

Loss per common share from continuing
operations - basic and diluted	$(0.09)	$(0.09)	$(0.18)	$(0.13)

Income per common share from discontinued
operations - basic and diluted	$0.00	$0.01	$0.01	$0.09

Per share basic and diluted net loss applicable
to common stockholders:	$(0.09)	$(0.08)	$(0.17)	$(0.04)

Weighted-average number of common
shares outstanding:
Basic and diluted	27,329,831	26,823,919	27,177,915	26,812,176